Exhibit 99.6

Strategic Vision

The merger of NYSE Euronext and Deutsche Börse creates the premier global exchange group. The combined group will offer clients global scale, product innovation, operational and capital efficiencies, and an enhanced range of technology and market information solutions.

Transaction Summary

Terms / Regulatory Structure	Governance	Closing

•   Companies combine in all-stock transaction under a new legal entity incorporated in the Netherlands

•   Each Deutsche Börse share exchanged for one share of new company; each NYSE Euronext share exchanged for 0.47 shares of new company

•   Deutsche Börse shareholders to hold approx. 60% and NYSE Euronext shareholders to hold approx. 40% of new company’s equity

•   Both companies to keep names in home countries and all exchanges continue to operate under local regulatory frameworks and supervision

•   Dual headquarters in Frankfurt and New York

•   Listed in NY, Frankfurt, and Paris

•   Deutsche Börse CEO Reto Francioni to become Group Chairman

•   NYSE Euronext CEO Duncan Niederauer to become Group CEO

•   Single-tier board with 17 members, including Chairman, CEO, 9 designees from Deutsche Börse, and 6 from NYSE Euronext

•   Eight-person Executive Committee drawn equally from current leadership of both companies

•   Transaction subject to approval by NYSE Euronext shareholders, completion of Deutsche Börse exchange offer, and regulatory approvals, inter alia in the U.S. and Europe

•   Expected closing - end of 2011

Complementary Capabilities

NYSE Euronext	Deutsche Börse

•   Iconic global brand

•   Premier global listing venue and a world leading cash equities venue

•   Strong derivatives trading presence in EU and US

•   Fast-growing information services and technology solutions franchise

•   World class technology and proven ability to integrate

•   A leader in derivatives trading and clearing

•   Unique clearing and risk management expertise across major asset classes (on-exchange / OTC)

•   Strong suite of world class settlement and custody services

•   Attractive market data & analytics offering including strong index portfolio

•   World class technology and proven ability to realize cost efficiencies

Strategic Opportunities for Clients / Significant Upside Potential for Shareholders

Derivatives	Cash Trading & Listings	Market Data & Technology	Post-Trade

• A world leader in derivatives and risk management • More than 19m contracts traded per day • Product innovation and capital savings	• Premier global venue for capital raising • Creation of a single, truly pan-€ cash equities market	• Leading provider of technology services and information content • Globally renowned STOXX franchise	• Global pioneer in international post-trade infrastructure and settlement • Best-in-class market infrastructure solutions

Synergies

Cost	Revenue

€300 ($400) million in annual cost savings expected	At least €100 ($133) million in annual revenue synergies expected

FY 2010 Financial and Operating Highlights

($ in millions)	NYSE Euronext	Deutsche Börse

Net Revenue	$2,511	$2,900
EBITDA	$1,114	$1,538
Operating Profit	$833	$1,350
Net Income	$548	$861
Cash	$380	$886
Debt	$2,440	$1,966
Net Debt	$2,060	$1,081
Headcount	2,968	3,333